UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported)    September 29, 2004

                           THE BOMBAY COMPANY, INC.
            (Exact Name of Registrant as Specified in Its Charter)




                                 Delaware
               (State or Other Jurisdiction of Incorporation)

         1-7832                                     75-1475223
(Commission File Number)              (I.R.S. Employer Identification No.)

 550 Bailey Avenue, Fort Worth, Texas                         76107
(Address of Principal Executive Offices)                   (Zip Code)

                             (817) 347-8200
           Registrant's Telephone Number, Including Area Code


        (Former Name or Former Address, if Changed Since Last Report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))



Item 1.01.  Entry into a Material Definitive Agreement.

   Effective September 29, 2004, The Bombay Company, Inc. entered into a new secured credit facility, with an aggregate commitment of up to $125 million, with Wells Fargo Retail Finance, LLP. The facility replaced the Company's $75 million facility, which expired coincident with the closing of the new facility. The new credit facility is for working capital, inventory financing and letter of credit needs. Borrowings under the facility can be made, at the Company's option and subject to certain limitations, in the form of loans or by the issuance of bankers' acceptances with respect to inventory purchases. Loans under the facility bear interest, at the Company's option, at either the bank's prime lending rate or the LIBOR rate plus a margin of 1.00% to 1.75%, with the margin depending on the average available commitment exceeding our usage under the line. The agreement prohibits the Company from making certain investments, advances, loans and asset sales. It also requires the Company to maintain certain availability limits under the commitment. Available commitment under the facility is limited to a borrowing base generally comprised of 75% of eligible inventory and 85% of receivables, with seasonal adjustments and as defined by the agreement. The aggregate commitment under the facility can be increased to $175 million at the request of the Company. The facility expires September 15, 2009 and is secured by inventory and receivables of the Company.






                                   SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        THE BOMBAY COMPANY, INC.
                                        (Registrant)





Date:October 5, 2004                    /s/ ELAINE D. CROWLEY
                                        ____________________
                                        Elaine D. Crowley
                                        Senior Vice President, Chief Financial
                                        Officer and Treasurer